EXHIBIT 10.1

LETTER AGREEMENT

AGREEMENT made this 11th day of December, 2007 by and between Walker Financial Corporation having an address at 990 Stewart Avenue, Suite 650, Garden City, New York 11530 (“Walker”) and Dutchess Private Equities Fund L.P., Dutchess Private Equities Fund II, L.P, Dutchess Private Equities Fund, Ltd. and Dutchess Private Equities all having an address at 50 Commonwealth Avenue, Suite 2, Boston, Massachusetts 022116 (“Dutchess”).

WHEREAS Walker and Dutchess have entered into several agreements concerning financings to Walker including but not limited to (1) Investment Agreement dated December 23, 2005, (2) Registration Rights Agreement dated December 23, 2005, (3) Security Agreement dated December 23, 2005, (4) Debenture Agreement dated December 23, 2005, (5) Debenture Registration Rights Agreement dated December 23, 2005 as amended on February 20, 2006, (6) Warrant Agreement dated December 23, 2005, (7) Investment Agreement dated February 20, 2006, (8) Debenture Registration Rights Agreement dated February 20, 2006, (9) Subscription Agreement dated December 23, 2005, (10) Debenture Agreement dated February 20, 2006, (11) Subscription Agreement dated February 20, 2006, (12) Warrant Agreement dated February 20, 2006, (13) Security Agreement dated February 20, 2006, (14) Registration Rights Agreement dated February 10, 2006, (15) Promissory Note dated May 25, 2006, (16) Promissory Note dated August 15, 2006, (17) Warrant Agreement dated August 15, 2006, (18) Debenture dated October 9, 2007 (the “Dutchess Documents”);

WHEREAS Walker is desirous of transferring all of its right, title and interest to acquire Tool City, Inc and all subsidiaries and affiliate companies (collectively, “Tool City”) to Dutchess pursuant to a Confidential Term Sheet entered into between Tool City and Walker on September 27, 2007 as amended on November 26, 2007 as amended on November 30, 2007 (“Amended Term Sheet”) and Dutchess is desirous of receiving this transfer;

WHEREAS Dutchess and Walker desire to modify some of the terms in the Dutchess Documents;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and certain other good and valuable consideration and five dollars, the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. Walker will transfer and assign to Dutchess all of its right, title and interest to acquire Tool City to Dutchess, or an assignee of Dutchess, pursuant to the Amended Term Sheet.

2. Walker will transfer and assign to Dutchess all of its right, title and interest in any legal documents it has created either itself or through its lawyers in addition to any due diligence materials it has, created or acquired in addition to proceeds from the October 2007 Debenture, for which all proceeds are also transferred.

3. Walker will transfer and assign to Dutchess all of its right, title and interest in any legal retainers it has for acquisition and/or licensing work necessary for the acquisition of Tool City.

4. Dutchess hereby will forbear from exercising any rights that it may have pursuant to any and all Events of Default, as defined in the Dutchess Documents, that may or have occurred pursuant to and under the Dutchess Documents from the period commencing on September 27, 2007 through May 30, 2008 (“Default Suspension”).

5. Walker will be required to make interest payments of ten thousand dollars ($10,000) each month, beginning upon the successful closing of the Acquisition, as defined below, while the Default Suspension is in place. Upon such time as the Default Suspension is lifted, the Company shall be required to make Payments on the Notes, as outlined in the Dutchess Documents, unless otherwise agreed to by the parties in writing.

6. The Company shall instruct all monies in the escrow account with United Escrow Co. (“Escrow Account”) pursuant to the Amended Term Sheet to be released to Tool City pursuant to the Amended Term Sheet. As of this Agreement, the Company shall have no further obligation under the October 2007 Debenture and Dutchess or one of its assigns shall enter into a new Note with the Company for $100,000.

7. In consideration of the mutual covenants and agreements set forth herein, and except with respect to obligations arising under this Agreement, the Company, on their own behalf and on behalf of their respective predecessors, current or former successors-in-interest, assigns, transferees, affiliates, representatives, partners, shareholders, officers, directors, employees and agents (collectively “Affiliated Parties”), hereby fully and forever release, remise and discharge Dutchess and Tool City and each of their affiliated parties, and each of them of and from any and all liabilities, claims, demands, actions, causes of action, rights, obligations, compensation, expenses, contracts, agreements and debts, whether or not direct or indirect, contingent, accrued, inchoate, liquidated or unliquidated, foreseen, or unforeseen, matured or unmatured, or known or unknown (collectively “Claims”) which the Company and the Affiliated Parties has or may have against Dutchess or Tool City from the beginning of time up to the  Effective Date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Letter Agreement to be duly executed on the first day above written.

Walker Financial Corporation

By:	/s/ Mitchell Segal
Name:	Mitchell Segal
Title:	President

Dutchess Private Equities Fund, Ltd.

By:	/s/ Douglas H. Leighton
Name:	Douglas H. Leighton
Title:	Director

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